Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 14, 2014	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 1, 2014 was $59.3 million, or $1.24 per share ($1.23 per share on a diluted basis). Net income for the fiscal year February 1, 2014 was $162.6 million, or $3.41 per share ($3.39 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended February 1, 2014 decreased 6.0 percent to $339.0 million from net sales of $360.6 million for the prior year 14-week fiscal quarter ended February 2, 2013. Comparable store net sales for the 13-week period ended February 1, 2014 decreased 2.8 percent from comparable store net sales for the prior year 13-week period ended February 2, 2013. Online sales (which are not included in comparable store sales) increased 0.4 percent to $29.3 million for the 13-week period ended February 1, 2014, compared to net sales of $29.1 million for the 14-week period ended February 2, 2013.

Net sales for the 52-week fiscal year ended February 1, 2014 increased 0.4 percent to $1.128 billion from net sales of $1.124 billion for the 53-week fiscal year ended February 2, 2013. Comparable store net sales for the 52-week period ended February 1, 2014 were flat in comparison to the prior year 52-week period ended February 2, 2013. Online sales (which are not included in comparable store sales) increased 5.3 percent to $89.0 million for the 52-week period ended February 1, 2014, compared to net sales of $84.5 million for the 53-week period ended February 2, 2013.

The fourth quarter of fiscal 2013 was a 13-week fiscal period, ending The Buckle, Inc.’s 52-week fiscal year. The fourth quarter of fiscal 2012 was a 14-week fiscal period, ending a 53-week fiscal year. Comparable store net sales for the quarter and year-to-date periods are compared to the 13-week and 52-week periods ended February 2, 2013.

Net income for the fourth quarter of fiscal 2013 was $59.3 million, or $1.24 per share ($1.23 per share on a diluted basis), compared with $61.4 million, or $1.29 per share ($1.28 per share on a diluted basis) for the fourth quarter of fiscal 2012.

Net income for the fiscal year ended February 1, 2014 was $162.6 million, or $3.41 per share ($3.39 per share on a diluted basis), compared with $164.3 million, or $3.47 per share ($3.44 per share on a diluted basis) for the fiscal year ended February 2, 2013.

Management will hold a conference call at 10:00 a.m. EDT today to discuss fourth quarter results. To participate in the call, please call (888) 276-0005 and reference the conference code 321394. A replay of the call will be available for a two-week period beginning March 14, 2014 at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 321394.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 450 retail stores in 43 states. As of the end of the fiscal year, it operated 450 stores in 43 states compared with 440 stores in 43 states at the end of fiscal 2012.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013

SALES, Net of returns and allowances	$338,999	$360,615	$1,128,001	$1,124,007

COST OF SALES (Including buying, distribution, and occupancy costs)	177,573	187,413	628,856	624,692

Gross profit	161,426	173,202	499,145	499,315

OPERATING EXPENSES:
Selling	62,668	64,945	206,893	201,963
General and administrative	4,482	10,657	35,258	39,177
	67,150	75,602	242,151	241,140

INCOME FROM OPERATIONS	94,276	97,600	256,994	258,175

OTHER INCOME, Net	2,244	1,179	3,462	3,524

INCOME BEFORE INCOME TAXES	96,520	98,779	260,456	261,699

PROVISION FOR INCOME TAXES	37,216	37,423	97,872	97,394

NET INCOME	$59,304	$61,356	$162,584	$164,305

EARNINGS PER SHARE
Basic	$1.24	$1.29	$3.41	$3.47

Diluted	$1.23	$1.28	$3.39	$3.44

Basic weighted average shares	47,868	47,613	47,744	47,383
Diluted weighted average shares	48,026	47,893	47,976	47,710

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	February 1, 2014	February 2, 2013(1)

CURRENT ASSETS:
Cash and cash equivalents	$164,868	$117,608
Short-term investments	20,197	26,414
Receivables	4,318	3,470
Inventory	124,141	103,853
Prepaid expenses and other assets	28,613	25,528
Total current assets	342,137	276,873

PROPERTY AND EQUIPMENT	393,656	373,286
Less accumulated depreciation and amortization	(235,087)	(210,183)
	158,569	163,103

LONG-TERM INVESTMENTS	43,436	35,735
OTHER ASSETS	2,151	2,263

	$546,293	$477,974

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$37,147	$34,124
Accrued employee compensation	36,933	42,183
Accrued store operating expenses	9,983	10,121
Gift certificates redeemable	23,131	22,221
Income taxes payable	16,187	20,307
Total current liabilities	123,381	128,956

DEFERRED COMPENSATION	12,797	10,600
DEFERRED RENT LIABILITY	37,564	36,947
OTHER LIABILITIES	10,621	11,822
Total liabilities	184,363	188,325

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 48,336,392 and 48,059,269 shares issued and outstanding at February 1, 2014 and February 2, 2013, respectively	483	481
Additional paid-in capital	124,134	117,391
Retained earnings	238,151	172,711
Accumulated other comprehensive loss	(838)	(934)
Total stockholders’ equity	361,930	289,649

	$546,293	$477,974

(1) Derived from audited financial statements